Exhibit 99.1

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

RESULTS OF OPERATIONS

OVERVIEW

Our business is comprised of three segments. The North American Retail Division includes our retail stores in the U.S. which offer office supplies and services, computers and business machines and related supplies, and office furniture. Most stores also have a copy and print center offering printing, reproduction, mailing and shipping. The North American Business Solutions Division sells office supply products and services in the U.S. and Canada directly to businesses through catalogs, Internet web sites and a dedicated sales force. Our International Division sells office products and services through catalogs, Internet web sites, a dedicated sales force and retail stores in Europe and Asia.

During the first quarter of 2013, Office Depot, Inc. (the “Company”) modified its measure of business segment operating income for management reporting purposes to allocate to the North American Retail Division, North American Business Solutions Division and International Division additional General and administrative and other expenses, as well as to allocate to the Divisions additional assets, capital expenditures and related depreciation expense. No changes have been made to the composition of these reportable segments. Additionally, the Company changed its accounting principle of presenting shipping and handling expenses in Operating and selling expenses (previously Store and warehouse operating and selling expenses) to a preferable accounting principle of presenting such expenses in Costs of goods sold and occupancy costs. The Company considers this presentation preferable because it includes costs associated with revenues in the calculation of gross profit and provides better comparability to industry peers. Prior period results have been reclassified to conform to the current period presentation for both the change in accounting principle and the change in measurement of Division operating income (loss). Refer to Note O in Notes to the Consolidated Financial Statements for additional segment information. Neither the change in accounting principle, nor the change in Division operating income (loss) impacted Consolidated Operating income (loss), Net earnings (loss), or Earnings (loss) per share for the respective periods.

Our fiscal year results are based on a 52- or 53-week retail calendar ending on the last Saturday in December. Fiscal year 2011 is based on 53 weeks, with a 14-week fourth quarter. Fiscal years 2012 and 2010 include 52 weeks. Our comparable store sales relate to stores that have been open for at least one year. Stores are removed from the comparable sales calculation during remodeling and if significantly downsized. A summary of factors important to understanding our results for 2012 is provided below. The comparisons to prior years are discussed in the narrative that follows this overview.

•	Total Company sales were $10.7 billion in 2012, down 7% compared to 2011. The 53rd week added approximately $140 million of sales in 2011. Total Company sales decreased 1% in 2011 compared to 2010.

•	Sales for 2012 compared to 2011 declined 8% in the North American Retail Division and 1% in the North American Business Solutions Division. Comparable store sales in the North American Retail Division decreased 5% in 2012. International Division sales decreased 10% in U.S. dollars and 5% in constant currencies.

•	Gross margin for 2012 improved approximately 20 basis points compared to 2011, following a 110 basis point increase from 2010. The increase in 2012 primarily reflects improvement from reduced promotional activity, lower property costs and changes in the mix of sales channels and products sold.

•	We recognized charges of approximately $56 million in 2012, primarily related to restructuring-related activity in the International Division and restructuring and process improvement actions in North America Charges recognized in 2011 and 2010 totaled approximately $58 million and $87 million, respectively.

•	Non-cash asset impairment charges of $139 million were recorded in 2012, with $123 million recognized in the North American Retail Division and $15 million recognized in the International Division. Refer to the Retail Strategy discussion below for additional information.

•	We also settled a dispute related to a 2003 acquisition which resulted in a gain of $68 million being recognized in 2012 as Recovery of purchase price. A related expense of $5 million was reported in General and administrative expenses. Cash received from this settlement was contributed to the acquired pension plan, resulting in the plan being in a net funded position of approximately $8 million at December 29, 2012.

•	The effective tax rate for 2012 was negative 2%, reflecting the impact of valuation allowances in the U.S. and certain international jurisdictions, as well as the non-taxable recovery of purchase price and a benefit recognized from an approved tax loss carryback. Tax and related interest benefits of approximately $123 million were recognized in 2011 from the reversal of uncertain tax position accruals and the release of valuation allowances. Because of the valuation allowances, the Company continues to experience significant effective tax rate volatility within the year and across years.

•	At the end of 2012, we had $670.8 million in cash and cash equivalents and $699.4 million available on our asset based credit facility. Cash flow from operating activities was $179.3 million for 2012.

OPERATING RESULTS

Discussion of additional income and expense items, including material charges and credits and changes in interest and taxes follows our review of segment results.

NORTH AMERICAN RETAIL DIVISION

(In millions)	2012	2011	2010
Sales	$4,457.8	$4,870.2	$4,962.8
% change	(8)%	(2)%	(3)%
Division operating income (loss)	$(101.9)	$27.5	$31.1
% of sales	(2.3)%	0.6%	0.6%

Sales in our North American Retail Division decreased 8% in 2012, 2% in 2011 and 3% in 2010. Fiscal year 2011 included a 53rd week based on our retail calendar, compared to 52 weeks in 2012 and 2010. This additional week added approximately $78 million of sales in fiscal year 2011. The decline in total sales in 2012 and 2011 reflects the closing of 23 and 25 stores, respectively. Comparable store sales in 2012 from the 1,079 stores that were open for more than one year decreased 5%. Comparable store sales in 2011 from the 1,107 stores that were open for more than one year decreased 2%, with the fourth quarter down 5% compared to the prior year. Transaction counts were lower in both 2012 and 2011, consistent with the comparable store sales declines. Sales in Copy and Print Depot increased in both 2012 and 2011, while sales of technology products, technology peripheral items, furniture and some office supplies declined in both periods. Our decision to reduce promotions in select categories contributed to lower sales in both 2012 and 2011.

The North American Retail Division reported operating loss of $102 million in 2012, compared to operating income of $28 million in 2011 and $31 million in 2010. Division operating loss in 2012 included $123 million of asset impairment charges, compared to $11 million in 2011 and $2 million in 2010. Additional information on the 2012 impairment charge is provided in the Retail Strategy discussion below. Division operating loss for 2012 included $3 million of severance and other charges, while 2011 included $14 million of charges associated primarily with the closure of stores in Canada. Division operating income in 2010 included $25 million of charges, primarily related to the abandonment of a software application that was intended to provide services to both the North American Retail and North American Business Solutions Divisions.

Gross margins increased in both 2012 and 2011 from lower promotional activity and a change in the mix of sales away from technology products, as well as continuing benefits from lower occupancy costs, partially offset by higher allocated supply chain costs. Operating expenses in 2012 included higher allocated support costs, partially offset by lower Division payroll and variable pay. Operating expenses in 2011 included higher variable based pay and incremental costs incurred to drive increased customer focused selling activities. These costs were offset by a positive contribution from the 53rd week in 2011, decreased advertising expenses and other favorable items including benefits recognized from changes to our private label credit card program. Division operating income (loss) in all periods was negatively affected by the impact our sales volume decline had on gross profit and operating expenses (the “flow through” impact).

At the end of 2012, we operated 1,112 retail stores in the U.S. We opened 4 new stores during 2012 and 9 stores during 2011. We closed 23 stores in North America during 2012. We closed 25 stores in North America during 2011, including the 12 stores in Canada.

Retail Strategy

As consumers have shifted their buying patterns, we have been developing new store formats to satisfy changing customer needs and shopping behavior. We now have almost 80 stores in small- to mid-sized store formats. The inventory selections in these stores are the higher-volume items that customers seek and the stores provide for an expanded services offering. At the stores, customers also have the ability to order our inventory products from our web site. We continue to make modifications to these prototypes.

During 2012, the North American Retail Division conducted a review of each store location and developed a revised retail strategy (the “NA Retail Strategy”). Approximately 40% of the stores in our portfolio have leases that will be at an optional renewal period within the next three years and 65% within the next five years. Each location was reviewed for a decision to retain as currently configured and located, downsize to either small or mid-size format, relocate, remodel, or close at the end of the base lease term.

The result of this analysis is a plan to downsize approximately 275 locations to small-format stores at the end of their current lease term over the next three years and an additional 165 locations over the following two years. Approximately 60 locations will be down-sized or relocated to the mid-sized format over three years and another 25 over the following two years. We anticipate closing approximately 50 stores as their base lease period ends. The remaining stores in the portfolio are anticipated to remain as configured, be remodeled or have base lease periods more than five years in the future. Future market conditions may impact any of the decisions used in this analysis. Downsizing and closing stores likely will result in lower reported sales in future periods. Downsized locations will be removed from the comparable store sales calculation until the one year comparable period is reached at the new store size. The NA Retail Strategy includes anticipated capital expenditures of approximately $60 million per year for the next five years.

These decisions to modify the store portfolio have impacted our store impairment analysis which is prepared at an individual store level. The cash flow time horizon for stores expected to be closed, relocated or downsized has been reduced to the base lease period, eliminating renewal option periods from the calculation, where applicable. The current outlook on sales is a decline of 4% in the first year. The projected sales continue to be negative for the second year, but are on an improving trend. This trend reflects our view that a portion of the sales previously made in our retail locations may be migrating to our online and other channels, but because those sales are not fulfilled out of the retail store, they are not considered cash flow sources in this impairment analysis. Gross margin assumptions have been held constant at our current actual levels and we have assumed operating costs consistent with recent actual results and planned activities.

In addition to the impact of our real estate strategy on asset impairments, certain remaining assets will now be depreciated over a shorter period of time. We anticipate incremental accelerated depreciation of approximately $8 million and $4 million in 2013 and 2014, respectively. Because the NA Retail Strategy is based on taking actions at the end of the location’s lease term, we do not expect significant closed store lease accruals. However, we do anticipate volatility in results in future periods as certain accounting criteria are met. For example, certain locations with some level of impairment are facilities accounted for as capital leases. We no longer expect to stay in the location beyond the base lease period but accounting rules limit the reconsideration of the capital lease term in periods prior to a formal lease modification. This current period impairment charge related to these leased assets will be followed by a credit to income in a future period from release of the accrued capital lease obligations when the option periods are not exercised and the leases are terminated. Additionally, operating leases with scheduled rent increases result in higher expense and establishment of a deferred rent credit in early years that is reversed in later years, resulting in a straight-line rent expense. If a location closes or relocates at the end of the base lease term, this credit will be released to income at that time. Deferred rent credits for renegotiated lease arrangements with the existing landlord will be amortized over the new lease period.

To the extent that forward-looking sales and operating assumptions in the current portfolio are not achieved and are subsequently reduced, or more stores are closed, additional impairment charges may result. Of the 380 stores with some level of impairment recognized in 2012, approximately 130 have remaining asset values of approximately $35 million that will be depreciated over their shortened estimated useful lives. These and other lower-performing locations are particularly sensitive to changes in projected cash flows over this period and additional impairment is possible in future periods if results are below projections. Store performance lower than current projections may also result in additional 2013 quarterly asset impairment charges. However, at the end of 2012, the impairment analysis reflects the company’s best estimate of future performance, including the intended future use of the company’s retail stores.

NORTH AMERICAN BUSINESS SOLUTIONS DIVISION

(In millions)	2012	2011	2010
Sales	$3,214.9	$3,262.0	$3,290.4
% change	(1)%	(1)%	(6)%
Division operating income (loss)	$104.8	$73.4	$(16.8)
% of sales	3.3%	2.3%	(0.5)%

Sales in our North American Business Solutions Division decreased 1% in 2012, 1% in 2011 and 6% in 2010. The 53rd week added approximately $34 million of sales to the Division in 2011. Total sales in both the direct and contract channels decreased slightly in 2012 after considering the 53rd week in 2011. Direct channel sales increased in 2011, while contract sales were lower compared to 2010. Sales to large and global accounts increased in both 2012 and 2011. However, sales to state and local government accounts decreased in both periods reflecting continuation of budgetary pressures. Sales to small-to medium-sized businesses decreased in 2012 and increased in 2011, reflecting the 53rd week of sales in 2011. During 2011, through alternative non-exclusive purchasing arrangements, the Division retained approximately 87% of the revenue from customers formerly associated with a legacy public sector purchasing cooperative. This retention rate is inclusive of declines due to public sector spending and budget constraints, which impacted these customers as well as our other public sector customers. Sales in the contract channel, other than to customers buying under these purchasing arrangements, were positive for 2011. On a product category basis, in 2012, copy and print, cleaning and breakroom comparable sales increased, while sales in the supplies category decreased. Furniture sales decreased slightly. For 2011, sales of cleaning and break room products and certain office supplies increased while ink and toner, furniture, paper and other office supply categories decreased.

Division operating income totaled $105 million in 2012, $73 million in 2011, and operating loss of $17 million in 2010. Division operating income in 2012 and 2011 included charges related to severance and other actions taken to improve efficiency of $5 million in each of the two years. Division operating loss in 2010 included $27 million of allocated charges, primarily related to the abandonment of a software application that was intended to provide services to both the North American Retail and North American Business Solutions Divisions.

The 2012 increase in Division operating income reflects gross margin benefits from reduced promotions and margin improvement initiatives, as well as lower supply chain, advertising and other costs, partially offset by certain severance and process improvement costs. The increase in 2011 reflects the impact of a change in the mix of product sales to the direct channel, lower operating expenses, a change of mix of customers in the contract channel, and positive impacts from our margin improvement initiatives. Lower selling, distribution and advertising expenses were incurred in 2011 compared to 2010. Many of these operating expense reductions reflect initiatives put in place in prior periods to improve efficiency and productivity. Also, fiscal year 2011 included benefits discrete to the period from removing recourse provisions and changing terms and conditions in the Office Depot private label credit card program and adjustments relating to customer incentives. The impact of the 53rd week was relatively neutral to the Division’s overall operating income for 2011.

INTERNATIONAL DIVISION

(In millions)	2012	2011	2010
Sales	$3,022.9	$3,357.4	$3,379.8
% change	(10)%	(1)%	(5)%
% change in constant currency sales	(5)%	(5)%	(2)%
Division operating income (loss)	$(20.3)	$33.0	$51.4
% of sales	(0.7)%	1.0%	1.5%

Sales in our International Division in U.S. dollars decreased 10% in 2012, 1% in 2011 and 5% in 2010. Constant currency sales decreased 5% in 2012, 5% in 2011 and 2% in 2010. The 53rd week added approximately $28 million to total Division sales in 2011. The comparison of sales in 2011 to 2010 is also impacted by the sale and deconsolidation of operations in Israel and Japan in the fourth quarter of 2010 and the acquisition of operations in Sweden in the first quarter of 2011. Contract channel sales in constant currencies decreased 2% in 2012 and increased 3% in 2011. The 2012 decrease reflects competitive pressures and soft economic conditions in Europe. The 2011 increase reflects growth in field sales as a result of added staff, as well an acquisition in Sweden. Constant currency sales in the direct channel declined 10% in 2012 and 6% in 2011. Addressing this trend in the direct channel sales has been a point of focus throughout 2012 and improvements have been seen in both the third and fourth quarters of the year. We will continue to dedicate resources to improving sales in this channel.

Division operating loss totaled $20 million in 2012, compared to operating income of $33 million in 2011, and $51 million in 2010. Division operating income (loss) for 2012, 2011 and 2010 include charges of $57 million, $33 million, and $23 million, respectively. The 2012 charges relate to restructuring-related activities, as well as $14 million of asset impairments. As a result of slowing economic conditions in Sweden and certain integration difficulties, in the third quarter of 2012, we re-evaluated remaining balances of acquisition-related intangible assets. Based on this analysis, which included a decline in projected sales and profitability for this acquired business, we concluded that cash flows would be insufficient to recover the assets over their expected use period. The 2011 charges primarily related to severance and other costs associated with facility closures and streamlining processes. The 2010 charges resulted from the sale of operating subsidiaries in Israel and Japan, as well as facility closure and severance costs associated with the consolidation of activities in Europe.

The decreases in Division operating income (loss) in 2012, 2011 and 2010 were impacted by the flow through impact of lower sales levels. Gross margin decreased in 2012 and increased in 2011. The decrease in 2012 primarily reflects a shift in the mix of sales away from the direct channel. The increase in 2011 results from acquisition and disposition activity and a change in the mix of direct and contract sales, product costs not passed along to customers, partially offset by lower occupancy costs. After considering the charges discussed above, Operating expenses decreased across the Division in 2012, reflecting benefits from restructuring activities initiated in prior periods.

For U.S. reporting, the International Division’s sales are translated into U.S. dollars at average exchange rates experienced during the year. The Division’s reported sales were negatively impacted by approximately $160 million in 2012 and positively impacted by $147 million in 2011 from changes in foreign currency exchange rates. Internally, we analyze our international operations in terms of local currency performance to allow focus on operating trends and results.

CORPORATE AND OTHER

Asset Impairments, Severance, Other Charges and Credits

In recent years, we have taken actions to adapt to changing and increasingly competitive conditions experienced in the markets in which the Company serves. These actions include closing stores and distribution centers (“DCs”), consolidating functional activities, disposing of businesses and assets, and taking actions to improve process efficiencies. Additionally, during 2012, we recognized significant asset impairment charges in the North American Retail Division and International Division and recognized a gain from the resolution of a dispute related to a 2003 acquisition.

The impact of asset impairments, severance and other charges and credits on Operating income (loss) recognized by line item presentation in the Consolidated Statements of Operations are as follows.

(In millions)	2012	2011	2010
Cost of goods sold and occupancy costs	$—	$2	$—
Operating and selling expenses	22	25	14
Recovery of purchase price	(68)	—	—
Asset impairments	139	—	51
General and administrative expenses	34	31	22
Total charges and credits impact on Operating income (loss)	$127	$58	$87

The 2012 charges and credits relate to $68.3 million recovery of purchase price, $138.5 million asset impairments, restructuring-related activity, store closures, and process improvement actions at the corporate level. Non-cash asset impairment charges of $138.5 million includes $123.4 million in the North American Retail Division related to the NA Retail Strategy and under-performing stores and $15.1 million recognized in the International Division, as discussed above. Refer to Note I of the Consolidated Financial Statements for additional information.

Recovery of Purchase Price

The sale and purchase agreement (“SPA”) associated with a 2003 European acquisition included a provision whereby the seller was required to pay an amount to the company if a specified acquired pension plan was calculated to be underfunded based on 2008 plan data. The amount calculated by the plan’s actuary was disputed by the seller but upheld by an independent arbitrator. The seller continued to dispute the award until both parties reached a settlement agreement in January 2012 and the seller paid approximately GBP 37.7 million to the company, including GBP 5.5 million placed in escrow in 2011. Under the terms of the SPA, and in agreement with the pension plan trustees, the company contributed the cash received, net of certain fees, to the pension plan. This contribution caused the plan to go from a net liability position at the end of 2011 to a net asset position of approximately $8 million at December 29, 2012. Because goodwill associated with this transaction was fully impaired in 2008, this recovery is recognized in the 2012 statement of operations. Also, consistent with the presentation in 2008, this recovery is reported at the corporate level and not included in the determination of International Division operating income.

The $68.3 million Recovery of purchase price includes recognition of the cash received from the seller, certain fees incurred and reimbursed, as well as the release of an accrued liability as the settlement agreement releases any and all claims under the SPA. An additional expense of approximately $5.2 million related to this arrangement is included in General and administrative expenses, resulting in a net increase in operating income for 2012 of $63.1 million. The transaction is treated as a non-taxable return of purchase price for tax purposes.

The cash payment from the seller was received by a subsidiary of the company with the Euro as its functional currency and the pension plan funding was made by a subsidiary with Pound Sterling as its functional currency, resulting in certain translation differences between amounts reflected in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows for 2012. The receipt of cash from the seller is presented as a source of cash in investing activities. The contribution of cash to the pension plan is presented as a use of cash in operating activities. Refer to Note H of the Consolidated Financial Statements for additional information.

Charges in 2011 and 2010

The 2011 charges primarily relate to the consolidation and elimination of functions in Europe, the closure of stores in Canada and Company-wide process improvement initiatives. In the Consolidated Statements of Operations, for comparability to the 2012 presentation, we have reclassified $11.4 million related to 2011 store level impairment to Asset impairments line, which was previously reported in Operating and selling expenses in the Consolidated Statements of Operations. However, those asset impairment charges have not been reflected in the table above.

The charges in 2010 include $51 million for the abandonment of a certain software application, $23 million for losses on the disposal of operating entities in Israel and Japan, as well as $13 million of compensation-related costs following the departure of the Company’s former CEO.

The following table indicates the amount of charges and credits included in the determination of Division operating income and recognized at the corporate level:

(In millions)	2012	2011	2010
North American Retail Division	$126	$14	$25
North America Business Solutions Division	5	5	27
International Division	57	33	23
Corporate level, recovery of purchase price	(68)	—	—
Corporate level, other	7	6	12
Total charges and credits impact on Operating income (loss)	$127	$58	$87

General and Administrative Expenses

General and administrative expenses (“G&A”) are included in the determination of Division operating income (loss) to the extent those costs are considered to be directly or closely related to segment activity and through allocation of support costs. Other companies may charge more or less G&A expenses and other costs to their segments, and our results therefore may not be comparable to similarly titled measures used by other companies. The remainder of the total G&A expenses are considered corporate expenses. A breakdown of G&A is provided in the following table:

(In millions)	2012	2011	2010
Division G&A	$591.0	$588.4	$557.4
Corporate G&A	81.8	100.2	101.4
Total G&A	672.8	688.6	658.8
% of sales	6.3%	6.0%	5.7%

As noted above in “Asset Impairments, Severance, Other Charges and Credits”, total G&A expenses include charges of $34 million, $31 million, and $22 million in 2012, 2011, and 2010, respectively. Of these amounts, approximately $27 million was included in Division G&A for 2012, $26 million in 2011, and $11 million in 2010. The remaining charges in each year were included in Corporate G&A and primarily related to severance and activities intended to increase efficiency. After considering these charges, Corporate G&A expenses decreased in 2012 from lower variable pay and lower unallocated support costs. Corporate G&A expenses increased in 2011 from higher variable based pay and the comparison to a favorable litigation settlement in 2010.

Other Income and Expense

(In millions)	2012	2011	2010
Interest income	$2.2	$1.2	$4.7
Interest expense	(68.9)	(33.2)	(58.5)
Loss on extinguishment of debt	(12.1)	—	—
Miscellaneous income, net	34.2	30.9	34.5

Interest expense was impacted by the reversal of accrued interest of $32 million in 2011 and $11 million in 2010 following settlements of uncertain tax positions. Our accounting policy is to present interest accruals and reversals on uncertain tax positions as a component of interest expense. Additionally, approximately $2 million of interest income was recognized in 2010 from one of the tax settlements.

On March 15, 2012, we completed a cash tender offer to purchase up to $250 million aggregate principal amount of 6.25% Senior Notes due 2013. The total consideration for each $1,000.00 note surrendered was $1,050.00. Additionally, tender fees and a proportionate amount of deferred debt issue costs and a deferred cash flow hedge gain were included in the measurement of the $12.1 million extinguishment costs reported in the Consolidated Statement of Operations for 2012.

Our net miscellaneous income consists of our earnings of joint venture investments, gains and losses related to foreign exchange transactions, and investment results from our deferred compensation plan. We recognized earnings from our joint venture in Mexico, Office Depot de Mexico, of approximately $32 million, $34 million and $31 million in 2012, 2011, and 2010, respectively. These results also were impacted by foreign currency and other gains and losses in all periods.

Income Taxes

(In millions)	2012	2011	2010
Income tax expense (benefit)	$1.7	$(63.1)	$(10.5)
Effective income tax rate*	(2)%	(193)%	18%

*	Income taxes as a percentage of earnings (loss) before income taxes.

The negative 2% effective tax rate for 2012 results from recognizing tax expense in jurisdictions with pre-tax income while being precluded from recognizing deferred tax benefits on pre-tax losses in the U.S. and certain international jurisdictions that are subject to valuation allowances. Additionally, the pension settlement was a non-taxable transaction and the full year tax rate includes a net $14 million tax benefit from an approved tax loss carryback. The effective rate also reflects the impact on deferred tax asset from a tax rate change in an international jurisdiction.

The effective tax rates for 2011 and 2010 reflect benefits from settlements of uncertain tax positions (“UTPs”) and from the reversal of valuation allowances on deferred tax assets. The 2011 rate includes the reversal of $81 million of UTP accruals following closure of tax audits and the expiration of the statute of limitations on previously open tax years. The 2010 effective rate includes the reversal of approximately $30 million of UTP accruals. In addition, 2011 and 2010 include approximately $9 million and $10 million, respectively, of discrete benefits from the release of valuation allowances in certain European countries because of improved performance in those jurisdictions. Partially offsetting these tax benefits is income tax expense recognized for taxpaying entities. Because of significant valuation allowances that remain in other jurisdictions, deferred tax benefits are not recognized on certain loss generating entities. Within our international operations, statutory tax expense is generally lower compared to the aggregate U.S. federal and state income tax rates. This is further impacted by favorable tax ruling within our international operations.

The aggregate reversal of UTPs in 2010 was reduced by approximately $7 million which was offset against other tax-related accounts and had no impact on earnings. The UTP reversals also resulted in a reversal of previously accrued interest expense of $32 million in 2011 and $11 million in 2010, as well as recognition of $2 million of interest income in 2010. Our accounting policy is to include accrued interest on UTPs, and any related reversals, as a component of interest expense in the consolidated statement of operations.

Following the recognition of significant valuation allowances in 2009, we have regularly experienced substantial volatility in our effective tax rate for interim periods. Because deferred income tax benefits cannot be recognized in several jurisdictions, changes in the amount, mix and timing of projected pre-tax earnings in tax paying jurisdictions can have a significant impact on the annual expected tax rate which, applied against year-to-date results, can result in significant volatility in the overall effective tax rate. This interim and full year volatility is likely to continue in future periods until the valuation allowances can be released.

We have reached a tentative settlement with the U.S. Internal Revenue Service (“IRS”) Appeals Division to close the previously-disclosed IRS deemed royalty assessment relating to 2009 and 2010 foreign operations. The settlement is subject to the Congressional Joint Committee on Taxation approval which is anticipated in 2013. The resolution of this deemed royalty assessment will close all known disputes relating to 2009 and 2010. However, pending this approval, the IRS has made a deemed royalty assessment of $12 million ($4.3 million tax-effected) relating to 2011 foreign operations. We disagree with this assessment and believe no UTP accrual is required at this time.

We file a U.S. federal income tax return and other income tax returns in various states and foreign jurisdictions. The U.S. federal tax returns for 2011 and 2012 are under review. Significant international tax jurisdictions include the U.K., the Netherlands, France and Germany. Generally, we are subject to routine examination for years 2008 and forward in these foreign jurisdictions. It is reasonably possible that some audits will close within the next twelve months which we do not believe would result in a change to our accrued uncertain tax positions.

Refer to Note F in the Notes to Consolidated Financial Statements for additional tax discussion.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

In 2011, the Company entered into a $1.0 billion Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with a group of lenders, most of whom participated in the previously-existing $1.25 billion Credit Agreement. The Amended Credit Agreement expires May 25, 2016 and was amended February 2012. Refer to Note E of the Consolidated Financial Statements for additional information.

At December 29, 2012, we had approximately $670.8 million in cash and equivalents and another $699.4 million available under the Amended Credit Agreement based on the December 2012 borrowing base certificate, for a total liquidity of approximately $1.4 billion. Approximately $184 million of cash and cash equivalents was held outside the United States and could result in additional tax expense if repatriated. We consider our resources adequate to satisfy our cash needs for at least the next twelve months.

At December 29, 2012, no amounts were drawn under the Amended Credit Agreement. The maximum month end amount outstanding during 2012 occurred in February at approximately $13 million. There were letters of credit outstanding under the Amended Credit Agreement at the end of the year totaling approximately $90 million. An additional $0.2 million of letters of credit were outstanding under separate agreements. Average borrowings under the Amended Credit Agreement during 2012 were approximately $4.3 million at an average interest rate of 2.6%. The maximum monthly average borrowings during 2012 occurred in February at approximately $13.2 million.

We also had short-term borrowings of $2.2 million at December 29, 2012 under various local currency credit facilities for our international subsidiaries that had an effective interest rate at the end of the year of approximately 5.8%. The maximum month end amount on these facilities occurred in July at approximately $16.1 million and the maximum monthly average amount occurred in August at approximately $15.8 million. The majority of these short-term borrowings represent outstanding balances on uncommitted lines of credit, which do not contain financial covenants.

The Company was in compliance with all applicable financial covenants at December 29, 2012.

Dividends on redeemable preferred stock are payable quarterly, and will be paid in-kind or in cash, only to the extent that the Company has funds legally available for such payment and a cash dividend is declared by the Company’s Board of Directors. Dividends for the first three quarters of 2012 were paid-in kind. The dividend for the fourth quarter of 2012 totaled $10.2 million and was paid in cash when due, in January 2013.

Cash Flows

Cash provided by (used in) our operating, investing and financing activities is summarized as follows:

(In millions)	2012	2011	2010
Operating activities	$179.3	$199.7	$203.1
Investing activities	(29.7)	(157.2)	(191.5)
Financing activities	(55.2)	(98.6)	(30.9)

Operating Activities

We generated cash from operating activities of $179 million in 2012, compared to $200 million and $203 million in 2011 and 2010, respectively. We recorded non-cash asset impairment charges of $139 million, $11 million, and $51 million, in 2012, 2011 and 2010, respectively, as discussed above. In 2012, we recognized a credit in earnings as recovery from a business combination. The cash portion of this recovery is reclassified out of earnings and reflected as a source of cash in investing activities. That cash was required by the original purchase agreement to be contributed to the acquired pension plan. That pension funding of $58 million during the first quarter of 2012 is presented as a use of cash in operating activities.

Changes in net working capital for the year-to-date 2012 resulted in a $35 million use of cash compared to $180 million use in the same period last year. The 2011 caption includes the $66 million and $32 million non-cash accrual reversals. The decrease in receivables, in the three years presented, reflects lower sales, improved collections, and certain changes in vendor purchase arrangements that impacted working capital requirements. Inventory balances were lower at the end of 2012 as a result of initiatives to better manage working capital. These sources of cash in 2012 were offset by decreases in trade accounts payable and accrued expenses. Working capital is influenced by a number of factors, including the aging of inventory and timing of vendor payments. The timing of payments is subject to variability during the year depending on a variety of factors, including the flow of goods, credit terms, timing of promotions, vendor production planning, new product introductions and working capital management. For our accounting policy on cash management, refer to Note A of the Consolidated Financial Statements.

During 2011, we received a $25 million dividend from our joint venture in Mexico, Office Depot de Mexico. No dividends were received in 2012.

Investing Activities

Net cash used in investing activities was $30 million in 2012, $157 million in 2011, and $192 million in 2010. We invested $120 million, $130 million and $169 million in capital expenditures during 2012, 2011 and 2010, respectively. The 2012 capital expenditures relate to new stores and relocations, internal initiatives and various capital projects. The $73 million of acquisition, net of cash acquired was for the acquisition of an entity in Sweden that occurred during the first quarter of 2011. During 2010, we used approximately $11 million to complete an acquisition. In 2012, we recovered $50 million from purchase price as discussed above and released $9 million of cash placed in escrow in 2011 related to the same matter. Proceeds from disposition of assets and other amounted to $32 million in 2012 compared to $8 million in 2011 and $35 million in 2010. Proceeds from the disposition of assets in 2012 included $12 million from a sale and lease back of an International warehouse, $10 million from sale of properties in North America, and $9 million from cash proceeds related to a 2010 sale of one operating subsidiary in the International Division. Proceeds from the disposition of assets in 2010 included $25 million from the sale of a data center and $8 million from the sale of two operating subsidiaries in the International Division. Approximately $47 million was placed in a restricted cash escrow account in 2010 and released in 2011 to fund the Swedish acquisition.

Financing Activities

Net cash used in financing activities totaled $55 million, $99 million and $31 million in 2012, 2011 and 2010, respectively. In 2012, we completed the early settlement of a cash tender offer to purchase up to $250 million aggregate principal amount of our outstanding 6.25% Senior Notes due 2013. We also issued $250 million aggregate principal amount of 9.75% Senior Secured Notes due March 15, 2019. The tender activity resulted in a $13 million cash loss on extinguishment of debt. Additionally, new issuance costs and costs related to the Amended Credit Agreement totaled $8 million. Payments on other long and short-term borrowings for the period amounted to $57 million. Proceeds from issuance of borrowings for the period amounted to $22 million. The dividends on preferred stock were paid in kind during 2012.

The use of cash in 2011 included the cash dividends paid on our redeemable preferred stock of approximately $37 million, repayments of long and short term borrowings of $69 million, and $10 million in fees related to the Amended Credit Agreement. The dividend on our redeemable preferred stock for the fourth quarter of 2011 was paid in-kind in January 2012. The sources of cash in 2011 included proceeds from issuance of borrowings of $10 million, as well as an advance of $9 million was received relating to a dispute associated with a prior year acquisition in Europe. A final settlement of this dispute was reached in January 2012; refer to Note H of the Consolidated Financial Statements for additional discussion.

The use of cash in 2010 resulted from the cash dividends paid on our redeemable preferred stock of approximately $28 million and $22 million to acquire certain noncontrolling interests. The 2010 period included short-term borrowings under our asset based credit facility and payments on long and short-term borrowings of $30 million. We have evaluated, and expect to continue to evaluate, possible refinancing and other transactions. Such transactions may be material and may involve cash, the Company’s securities or the assumption of additional indebtedness.

Off-Balance Sheet Arrangements

As of December 29, 2012, we had no off-balance sheet arrangements other than operating leases which are included in the table below.

Contractual Obligations

The following table summarizes our contractual cash obligations at December 29, 2012, and the effect such obligations are expected to have on liquidity and cash flow in future periods:

	Payments Due by Period
(In millions)	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Contractual Obligations
Long-term debt obligations(1)	$595.8	$187.3	$54.2	$53.3	$301.0
Short-term borrowings and other(2)	2.2	2.2	—	—	—
Capital lease obligations(3)	341.7	35.5	70.2	57.6	178.4
Operating lease obligations(4)	2,151.7	467.1	725.8	425.7	533.1
Purchase obligations(5)	38.0	36.6	1.4	—	—
Other liabilities(6)	10.2	10.2	—	—	—

Total contractual cash obligations	$3,139.6	$738.9	$851.6	$536.6	$1,012.5

(1)

Long-term obligations consist primarily of expected payments (principal and interest) on our $250 million 9.75% Senior Secured Notes and our $150 million 6.25% Senior Notes. Our $150 million 6.25% Senior Notes is due on August 2013.

(2)	Short-term borrowings consist of amounts outstanding under credit facilities for certain of our international subsidiaries.
(3)

The present value of these obligations are included on our Consolidated Balance Sheets. Refer to Note E of the Consolidated Financial Statements for additional information about our capital lease obligations.

(4)

The operating lease obligations presented reflect future minimum lease payments due under the non-cancelable portions of our leases, as of December 29, 2012. Our operating lease obligations are described in Note G of the Consolidated Financial Statements. In the table above, sublease income operating lease obligations above have not been reduced by sublease income of $48.3 million.

(5)

Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that are enforceable and legally binding on us that meet any of the following criteria: (1) they are non-cancelable, (2) we would incur a penalty if the agreement was cancelled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services. If the obligation is non-cancelable, the entire value of the contract is included in the table. If the obligation is cancelable, but we would incur a penalty if cancelled, the dollar amount of the penalty is included as a purchase obligation. If we can unilaterally terminate the agreement simply by providing a certain number of days notice or by paying a termination fee, we have included the amount of the termination fee or the amount that would be paid over the “notice period.” As of December 29, 2012, purchase obligations include television, radio and newspaper advertising, telephone services, certain fixed assets and software licenses and service and maintenance contracts for information technology. Contracts that can be unilaterally terminated without a penalty have not been included.

(6)

Other liabilities consist of dividends paid in January 2013 relating to the Redeemable Preferred Stock. Dividends payable in future quarterly periods may be paid in-kind or in cash and are not determinable as of December 29, 2012. Refer to Note F of the Consolidated Financial Statements for additional information.

Additionally, our Consolidated Balance Sheet as of December 29, 2012 includes $431.5 million classified as Deferred income taxes and other long-term liabilities. This caption primarily consists of net long-term deferred income taxes, deferred lease credits, liabilities under our deferred compensation plans, and accruals for uncertain tax positions. These liabilities have been excluded from the above table as the timing and/or the amount of any cash payment is uncertain. Refer to Note F of the Consolidated Financial Statements for additional information regarding our deferred tax positions and accruals for uncertain tax positions and Note H for a discussion of our employee benefit plans.

In addition to the above, we have outstanding letters of credit totaling $0.2 million at December 29, 2012.

CRITICAL ACCOUNTING POLICIES

Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of these statements requires management to make judgments and estimates. Some accounting policies have a significant impact on amounts reported in these financial statements. A summary of significant accounting policies can be found in Note A of the Consolidated Financial Statements. We have also identified certain accounting policies that we consider critical to understanding our business and our results of operations and we have provided below additional information on those policies.

Vendor arrangements — Inventory purchases from vendors are generally under arrangements that automatically renew until cancelled with periodic updates or annual negotiated agreements. Many of these arrangements require the vendors to make payments to us or provide credits to be used against purchases if and when certain conditions are met. We refer to these arrangements as “vendor programs.” Vendor programs fall into two broad categories, with some underlying sub-categories. The first category is volume-based rebates. Under those arrangements, our product costs per unit decline as higher volumes of purchases are reached. Certain of our vendor agreements provide that we pay higher per unit costs prior to reaching a predetermined tier, at which time the vendor rebates the per unit differential on past purchases, and also applies the lower cost to future purchases until the next milestone is reached. Current accounting rules provide that companies with a sound basis for estimating their full year purchases, and therefore the ultimate rebate level, can use that estimate to value inventory and cost of goods sold throughout the year. We believe our history of purchases with many vendors provides us with a basis for our estimates of purchase volume. If the anticipated volume of purchases is not reached, however, or if we form the belief at any point in the year that it is not likely to be reached, cost of goods sold and the remaining inventory balances are adjusted to reflect that change in our outlook. We review sales projections and related purchases against vendor program estimates at least quarterly and adjust these balances accordingly. In recent years, we have reduced the number of arrangements that contain this tiered purchase rebate mechanism in exchange for a lower product cost throughout the year. Continued elimination of tiered arrangements could further reduce the potential variability in gross margin from changes in volume-based estimates.

The second broad category of arrangements with our vendors is event-based programs. These arrangements can take many forms, including advertising support, special pricing offered by certain of our vendors for a limited time, payments for special placement or promotion of a product, reimbursement of costs incurred to launch a vendor’s product, and various other special programs. These payments are classified as a reduction of costs of goods sold or inventory, based on the nature of the program and the sell-through of the inventory. Some arrangements may meet the specific, incremental, identifiable cost criteria that allow for direct operating expense offset, but such arrangements are not significant.

Vendor programs are recognized throughout the year based on judgment and estimates and amounts due from vendors are generally settled throughout the year based on purchase volumes. The final amounts due from vendors are generally known soon after year-end. Substantially all vendor program receivables outstanding at the end of the year are settled within the three months immediately following year-end. We believe that our historical collection rates of these receivables provide a sound basis for our estimates of anticipated vendor payments throughout the year.

Inventory valuation — Inventories are valued at the lower of cost or market value. We monitor active inventory for excessive quantities and slow-moving items and record adjustments as necessary to lower the value if the anticipated realizable amount is below cost. We also identify merchandise that we plan to discontinue or have begun to phase out and assess the estimated recoverability of the carrying value. This includes consideration of the quantity of the merchandise, the rate of sale, and our assessment of current and projected market conditions and anticipated vendor programs. If necessary, we record a charge to cost of sales to reduce the carrying value of this merchandise to our estimate of the lower of cost or realizable amount. Additional promotional activities may be initiated and markdowns may be taken as considered appropriate until the product is sold or otherwise disposed. Estimates and judgments are required in determining what items to stock and at what level, and what items to discontinue and how to value them prior to sale.

We also recognize an expense in cost of sales for our estimate of physical inventory loss from theft, short shipment and other factors — referred to as inventory shrink. During the year, we adjust the estimate of our inventory shrink rate accrual following on-hand adjustments and our physical inventory count results. These changes in estimates may result in volatility within the year or impact comparisons to other periods.

Asset impairments — Store assets are reviewed quarterly for recoverability of their asset carrying amounts. The analysis uses input from retail store operations and the Company’s accounting and finance personnel that organizationally report to the chief financial officer. These projections are based on management’s estimates of store-level sales, gross margins, direct expenses, exercise of future lease renewal options, where applicable, and resulting cash flows and, by their nature, include judgments about how current initiatives will impact future performance. If the anticipated cash flows of a store cannot support the carrying value of its assets, the assets are written down to estimated fair value using Level 3 inputs. Store asset impairment charges of $124 million and $11 million for 2012 and 2011, respectively, are in Asset impairments in the Consolidated Statements of Operations. These charges are measured as the difference between the carrying value of the assets and their estimated fair value, typically calculated as the discounted amount of the estimated cash flow, including estimated salvage value.

Important assumptions used in these projections include an assessment of future overall economic conditions, our ability to control future costs, maintain aspects of positive performance, and successfully implement initiatives designed to enhance sales and gross margins. To the extent that management’s estimates of future performance are not realized, future assessments could result in material impairment charges. Unless individual store performance improves, future impairment charges may result.

Closed store accruals — We regularly assess the performance of each retail store against historical patterns and projections of future profitability. These assessments are based on management’s estimates for sales levels, gross margin attainments, and cash flow generation. If, as a result of these evaluations, management determines that a store will not achieve certain operating performance targets, we may decide to close the store prior to the end of its lease term. At the point of closure, we recognize a liability for the remaining costs related to the property, reduced by an estimate of any sublease income. The calculation of this liability requires us to make assumptions and to apply judgment regarding the remaining term of the lease (including vacancy period), anticipated sublease income, and costs associated with vacating the premises. Lease commitments with no economic benefit to the Company are discounted at the credit-adjusted discount rate at the time of each location closure. With assistance from independent third parties to assess market conditions, we periodically review these judgments and estimates and adjust the liability accordingly. Future fluctuations in the economy and the market demand for commercial properties could result in material changes in this liability. Generally, costs associated with facility closures are included in Operating and selling expenses in our Consolidated Statements of Operations.

Goodwill and other intangible assets — We review goodwill and indefinite lived intangible assets for impairment annually in the fourth quarter of the year, or sooner if indicators of potential impairment are identified. For 2012, we have elected to quantitatively test for impairment of goodwill and indefinite lived intangible assets. This test compares the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. We estimate the fair value of the reporting units using discounted cash flow and certain market value data. Fair value of the indefinite lived trade name is obtained using a discounted cash flow analysis. These fair value methods require significant judgment assumptions and estimates, including industry economic factors and future profitability.

The discounted cash flow analysis for goodwill testing begins with the ensuing year’s business plan and requires estimates of future sales, profitability, capital expenditures and related cash flows. We include a residual value and discount the aggregate cash flow at an estimated cost of capital for the related unit. We also review the results against a measurement of market capitalization and, to the extent available, market data. Of the goodwill recognized at December 29, 2012, approximately $44.9 million was in the International Division’s European reporting unit and $19.4 million was in the North American Business Solutions Division’s direct reporting unit. The European reporting unit has the greatest sensitivity to potential changes in economic conditions, Company performance and the related impacts on estimated fair value. This reporting unit is comprised of wholly-owned entities and ownership of the joint venture in Mexico. At December 29, 2012, the fair value estimate of the reporting unit, including assumed control premiums, exceeded its carrying value by approximately 30%. A significant portion of this excess is associated with the joint venture operations in Mexico. If the joint venture were to be removed from the composition of the reporting unit, it is likely that all of the existing goodwill would be impaired. Additionally, even if there is no change in the composition of the reporting unit, if future performance is below our projections, goodwill and other intangible asset impairment charges can result. The estimated fair value of the direct reporting unit was significantly in excess of its carrying value.

Income taxes — Income tax accounting requires management to make estimates and apply judgments to events that will be recognized in one period under rules that apply to financial reporting and in a different period in our tax returns. In particular, judgment is required when estimating the value of future tax deductions, tax credits, and the realizability of net operating loss carryforwards (NOLs), as represented by deferred tax assets. When we believe the realization of all or a portion of a deferred tax asset is not likely, we establish a valuation allowance. Changes in judgments that increase or decrease these valuation allowances impact current earnings.

Because of the downturn in our performance in recent years, as well as the restructuring activities and charges we have taken in response, we established significant valuation allowances during 2009. A portion of those valuation allowances were offset in 2012 when we recorded deferred tax liabilities related to removing the permanent reinvestment assumption of certain foreign investments. Valuation allowances remain in certain foreign jurisdictions. Judgment is required in projecting when operations will be sufficiently positive to allow a conclusion that utilization of the deferred tax assets will once again be more likely than not. Positive performance in subsequent periods and projections of future positive performance will need to be evaluated against existing negative evidence. Valuation allowances in certain foreign jurisdictions were removed during 2010 and 2011 because sufficient positive financial information existed, resulting in tax benefit recognition of $10 million and $9 million, respectively. In 2012, additional valuation allowances were established in certain foreign jurisdictions because realizability of the related deferred tax assets was no longer more likely than not. Our effective tax rate in future periods may be positively or negatively impacted by changes in related judgments about valuation allowances or pre-tax operations.

In addition to judgments associated with valuation accounts, our current tax provision can be affected by our mix of income and identification or resolution of uncertain tax positions. Because income from domestic and international sources may be taxed at different rates, the shift in mix during a year or over years can cause the effective tax rate to change. We base our rate during the year on our best estimate of an annual effective rate, and update that estimate quarterly, with the cumulative effect of a change in the anticipated annual rate reflected in the tax provision of that period. Such changes can result in significant interim reporting volatility. This volatility can result from changes in our projected earnings levels, the mix of income, the impact of valuation allowances in certain jurisdictions and the interim accounting rules applied to entities expected to pay taxes on a full year basis, but recognizing losses in an interim period.

We file our tax returns based on our best understanding of the appropriate tax rules and regulations. However, complexities in the rules and our operations, as well as positions taken publicly by the taxing authorities, may lead us to conclude that an accrual for an uncertain tax position (“UTP”) is required. We generally maintain accruals for UTPs until examination of the tax position is completed by the taxing authority, available review periods expire, or additional facts and circumstances cause us to change our assessment of the appropriate accrual amount. During the third quarter of 2011, following closure of certain tax audits and the expiration of the statute of limitations on previously open tax years, we reversed approximately $66 million of UTPs and a related $32 million of accrued interest. An additional UTP accrual of $15 million was reversed during the fourth quarter of 2011 following closure of certain tax audits. Matters could arise in the future that could result in additional tax and interest expense or UTP accruals.

Further, the Company has significant operations outside the U.S. During 2012, U.S. deferred taxes were provided on one foreign investment because repatriation of accumulated earnings was at least possible. However, no incremental U.S. deferred taxes have been provided on the remaining foreign operations because earnings from those entities have been and will continue to be reinvested into the foreign operations. Should we decide to distribute earnings from our foreign operations to the U.S., additional income tax expense would be recognized, or valuation allowances reduced, for the income tax consequence of the anticipated distribution and possibly for the calculated tax consequences of the full amount of undistributed earnings, net of allowable offsets.

Preferred stock paid-in-kind dividends — Our redeemable preferred stock carries a stated dividend of 10%, subject to future decreases in certain circumstances, and allows for payment in cash or an increase in the preferred stock’s liquidation preference as directed by the Board of Directors. The valuation for accounting purposes of the dividend paid in-kind requires significant judgment to determine the estimated fair value. We have used a binomial simulation model to measure values of multiple possible outcomes of the various provisions in the agreement that could impact whether the dividend rate would change based on future stock price performance, whether the Company would issue a notice to call the preferred shares and whether the holders would convert their preferred stock into common stock. While the fair value of preferred stock dividends paid in-kind has no standing in the contractual rights to liquidation preference of the preferred shareholders nor any cash impact on the Company, it impacts the measurement of net income available to common shareholders and earnings per share. Changes in the valuation assumptions such as the risk adjusted rate, stock price volatility and time to call or convert can impact the estimated fair value and therefore the amount reported as net income available to common shareholders and earnings per share. However, the valuation is most sensitive to changes in the underlying common stock price. We believe the model used to estimate fair value is reasonable and appropriate, but the reported dividend amount could change significantly in future periods based on changes in the underlying common stock price and the model inputs. The Board of Directors decided to pay the dividend in-kind for the first three quarters of 2012 and in cash for the fourth quarter amount due in January 2013. Dividends are expected to be paid in cash during 2013, though the Board of Directors assesses available data quarterly before making that decision.

SIGNIFICANT TRENDS, DEVELOPMENTS AND UNCERTAINTIES

Competitive Factors — Over the years, we have seen continued development and growth of competitors in all segments of our business. In particular, mass merchandisers and warehouse clubs, as well as grocery and drugstore chains, have increased their assortment of home office merchandise, attracting additional back-to-school customers and year-round casual shoppers. Warehouse clubs have expanded beyond their in-store assortment by adding catalogs and web sites from which a much broader assortment of products may be ordered. We also face competition from other office supply stores that compete directly with us in numerous markets. This competition is likely to result in increased competitive pressures on pricing, product selection and services provided. Many of these retail competitors, including discounters, warehouse clubs, and drug stores and grocery chains, carry basic office supply products. Some of them also feature technology products. Many of them may price certain of these offerings lower than we do, but they have not shown an indication of greatly expanding their somewhat limited product offerings at this time. This trend towards a proliferation of retailers offering a limited assortment of office products is a potentially serious trend in our industry that could shift purchasing away from office supply specialty retailers and adversely impact our results.

We have also seen growth in competitors that offer office products over the Internet, featuring special purchase incentives and one-time deals (such as close-outs). Through our own successful Internet and business-to-business web sites, we believe that we have positioned ourselves competitively in the e-commerce arena.

Another trend in our industry has been consolidation, as competitors in office supply stores and the copy/print channel have been acquired and consolidated into larger, well-capitalized corporations. This trend towards consolidation, coupled with acquisitions by financially strong organizations, is potentially a significant trend in our industry that could impact our results.

We regularly consider these and other competitive factors when we establish both offensive and defensive aspects of our overall business strategy and operating plans.

Economic Factors — Our customers in the North American Retail Division and the International Division and many of our customers in the North American Business Solutions Division are predominantly small and home office businesses. Accordingly, spending by these customers is affected by macroeconomic conditions, such as changes in the housing market and commodity costs, credit availability and other factors. The downturn in the global economy experienced in recent years negatively impacted our sales and profits.

Liquidity Factors — Historically, we have generated positive cash flow from operating activities and have had access to broad financial markets that provide the liquidity we need to operate our business. Together, these sources have been used to fund operating and working capital needs, as well as invest in business expansion through new store openings, capital improvements and acquisitions. Due to the downturn in the global economy, our operating results have declined. We have in place an asset based credit facility to provide liquidity, subject to availability as specified in the agreement. Further deterioration in our financial results could negatively impact our credit ratings, our liquidity and our access to the capital markets. Certain of our existing indebtedness matures in 2013 and there can be no assurance that we will be able to refinance all or a portion of that indebtedness. If we are able to refinance all or a portion of that indebtedness, the terms of such refinancing will likely be less favorable than the terms of our existing indebtedness, which would increase future interest expense.

MARKET SENSITIVE RISKS AND POSITIONS

We have adopted an enterprise risk management process patterned after the principles set out by the Committee of Sponsoring Organizations (COSO) in 2004. Management utilizes a common view of exposure identification and risk management. A process is in place for periodic risk reviews and identification of appropriate mitigation strategies.

We have market risk exposure related to interest rates, foreign currency exchange rates, and commodities. Market risk is measured as the potential negative impact on earnings, cash flows or fair values resulting from a hypothetical change in interest rates or foreign currency exchange rates over the next year. Interest rate changes on obligations may result from external market factors, as well as changes in our credit rating. We manage our exposure to market risks at the corporate level. The portfolio of interest-sensitive assets and liabilities is monitored to provide liquidity necessary to satisfy anticipated short-term needs. Our risk management policies allow the use of specified financial instruments for hedging purposes only; speculation on interest rates, foreign currency rates, or commodities is not permitted.

Interest Rate Risk

We are exposed to the impact of interest rate changes on cash, cash equivalents and debt obligations. The impact on cash and short-term investments held at December 29, 2012 from a hypothetical 10% decrease in interest rates would be a decrease in interest income of less than $0.1 million.

Market risk associated with our debt portfolio is summarized below:

	2012			2011
(In thousands)	Carrying Value	Fair Value	Risk Sensitivity	Carrying Value	Fair Value	Risk Sensitivity
6.25% senior notes	$149,953	$153,750	$474	$399,953	$381,067	$2,860
9.75% senior secured notes	$250,000	$265,938	$5,483	$—	$—	$—
Asset based credit facility

The risk sensitivity of fixed rate debt reflects the estimated increase in fair value from a 50 basis point decrease in interest rates, calculated on a discounted cash flow basis. The sensitivity of variable rate debt reflects the possible increase in interest expense during the next period from a 50 basis point change in interest rates prevailing at year-end.

Foreign Exchange Rate Risk

We conduct business through entities in various countries outside the United States where their functional currency is not the U.S. dollar. While we sell directly or indirectly to customers in 59 countries, the principal operations of our International Division are in countries with Euro, British Pound and Mexican Peso functional currencies. We continue to assess our exposure to foreign currency fluctuation against the U.S. dollar. As of December 29, 2012, a 10% change in the applicable foreign exchange rates would result in an increase or decrease in our pretax earnings of approximately $5 million.

Although operations generally are conducted in the relevant local currency, we also are subject to foreign exchange transaction exposure when our subsidiaries transact business in a currency other than their own functional currency. This exposure arises primarily from inventory purchases in a foreign currency. At December 29, 2012, there was $27 million of foreign exchange forward contracts hedging inventory exposures. This amount was the highest amount outstanding at any point during 2012. Also, from time-to-time, we enter into foreign exchange forward transactions to protect against possible changes in exchange rates related to scheduled or anticipated cash movements among our operating entities. At December 29, 2012, there were $14 million of foreign exchange forward contracts to hedge these movements.

Generally, we evaluate the performance of our international businesses by focusing on the “local currency” results of the business, and not with regard to the translation into U.S. dollars, as the latter is impacted by external factors.

Commodities Risk

We operate a large network of stores and delivery centers around the world. As such, we purchase significant amounts of fuel needed to transport products to our stores and customers as well as pay shipping costs to import products from overseas. We are exposed to potential changes in the underlying commodity costs associated with this transport activity. As of December 29, 2012, a 10% change in domestic commodity costs would result in an increase or decrease in our operating profit of approximately $5 million.

INFLATION AND SEASONALITY

Although we cannot determine the precise effects of inflation on our business, we do not believe inflation has had a material impact on our sales or the results of our operations. We consider our business to be somewhat seasonal, with sales generally trending lower in the second quarter, following the “back-to-business” sales cycle in the first quarter and preceding the “back-to-school” sales cycle in the third quarter and the holiday sales cycle in the fourth quarter. Certain working capital components may build and recede during the year reflecting established selling cycles. Business cycles can and have impacted our operations and financial position when compared to other periods.

NEW ACCOUNTING STANDARDS

Effective for the first quarter of 2013, a new accounting standard will require disclosure of amounts reclassified out of comprehensive income by component. In addition, companies will be required to present, either on the face of financial statements or in a single note, significant amounts reclassified out of accumulated other comprehensive income and the income statement line item affected by the reclassification.

Effective for the first quarter of 2014, a new accounting standard will require disclosure of information about the effect or potential effect of financial instrument netting arrangements on financial position. Companies will be required to present both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset. This standard was further clarified to apply to specified financial instruments subject to master netting agreements.

Including the above, there are no recently issued accounting standards that are expected to have a material effect on our financial condition, results of operations or cash flows. However, the Financial Accounting Standards Board has issued proposed accounting rules relating to leasing transactions that, if passed in their current form, would have significant impacts to our financial statements. Among other things, the current proposal would create a right of use asset and corresponding liability on the balance sheet measured at the present value of lease payments. A lessee would use the effective-interest method to subsequently measure the liability and the right-of-use asset would be amortized based on one of two approaches (determined by the nature of the underlying asset). These proposed changes in accounting rules would have no direct economic impact to the Company.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Reform Act. This Annual Report contains both historical information and other information that you can use to infer future performance. Examples of historical information include our annual financial statements and the commentary on past performance contained in our MD&A. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that, with the exception of information that is historical, all the information contained in this Annual Report should be considered to be “forward-looking statements” as referred to in the Reform Act. Without limiting the generality of the preceding sentence, any time we use the words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “continue” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. Certain information in our MD&A is clearly forward-looking in nature, and without limiting the generality of the preceding cautionary statements, we specifically advise you to consider all of our MD&A in the light of the cautionary statements set forth herein.

Forward-looking information involves future risks and uncertainties. Much of the information in this report that looks towards future performance of our Company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements in this Annual Report. Significant factors that could impact our future results are provided in Item 1A. Risk Factors included in this Annual Report. Other risk factors are incorporated into the text of our MD&A, which should itself be considered a statement of future risks and uncertainties, as well as management’s view of our businesses.